Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of CBL International Limited and Subsidiaries of our report dated April 18, 2024, relating to the consolidated financial statements for the years ended December 31, 2023 and 2022, which appears in CBL International Limited Annual Report on Form 20-F for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ MRI Moores Rowland LLP

Singapore

September 20, 2024

MRI Moores Rowland LLP (T14LL1146H)

72 Anson Road #07-04 Anson House, Singapore 079911

Web www.mooresrowland.sg Tel + 65 6221 6116

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